UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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EMPIRE STATE BUILDING ASSOCIATES L.L.C.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On August 24, 2012, Malkin Holdings L.L.C., the supervisor of Empire State Building Associates L.L.C. (the “Registrant”), mailed the following letter to each of the participants in the Registrant.

August 24, 2012

To Participants in Empire State Building Associates L.L.C. (“ESBA”)

Dear Fellow Participants:

This is our eighth informational letter to investors in ESBA about the consolidation into a REIT and IPO we are recommending to include the Empire State Building (“ESB”). If you have not received our prior letters or if you would like another copy of a prior letter, please contact us and we will be happy to provide it to you.

We filed our most recent amendment to the preliminary Form S-4 on August 13. Remember, no decision is required by an investor until the SEC declares the Form S-4 effective and we mail our consent solicitation, which will remain open for at least 60 days after mailing to you.

In this letter, we answer certain important questions which have been asked by a few ESBA investors. The information highlighted in this letter is already included in the Form S-4 we filed with the SEC on August 13.

How Was Value Allocated Amongst ESB and the Other Properties?

To allocate value amongst ESB and the other properties on a transparent and impartial basis, we hired a recognized, independent firm to perform all the valuations, allocate the relative value of each property and entity, and give a fairness opinion.

After interviewing prominent valuation firms, we chose Duff & Phelps (www.duffandphelps.com)i to be the independent valuer. Duff & Phelps is an internationally recognized firm with an excellent reputation and track record in providing valuation services for a broad variety of industries and is a recognized leader in real estate services, where it has a client list of leading real estate firms.

Duff & Phelps determined the value for each of the 18 properties and the development site proposed to be included in the consolidation. This was necessary to determine the percentage of the value in the new, consolidated company to be allocated to the investors in each property.

To perform its work, Duff & Phelps requested, received, and reviewed certain information about the properties proposed to be included in the consolidation, including the following:

•	Original organizational and related documents of each ownership entity and any subsequent modification;

•	Historical financial statements;

•	Historical operational and financial information, including property-level data relating to the operations of the entities and their properties;

•	Argus models, rent rolls covering all of the more than 1,200 tenants (including more than 300 tenants at ESB), lease abstracts for most all of them, and updated leasing activity;

•	Market information regarding comparable rents and concessions submitted by the properties’ managing agents and supervisor Malkin Holdings;

•	Documents relating to the history, current operations, current budgets, income and expense projections, and probable future outlook of the entities and their properties;

•	Floor plans, stacking plans;

•	Property measurements and projected property re-measurements; and

•	Capital expenditure projections.

Duff & Phelps presented financial projections of the future cash flow, which took into account future earnings potential, of all the properties proposed to be included in the consolidation, including ESB, based on information provided by management of Malkin Holdings and Duff & Phelps’s own analysis. These projections were reviewed and approved by management of Malkin Holdings and can be found in the Form S-4 on file with the SEC. Projections in the S-4 were prepared solely to determine relative value among the entities and are not necessarily indicative of future performance of the REIT, the properties or the entities contributing the properties or the market value or the estimated value of the REIT after giving effect to the consolidation and IPO. Based on these projections, the information from the managing agents and Malkin Holdings, and its own analysis, Duff & Phelps arrived at a value for each property. In the Form S-4, this is referred to as the “appraised value,” and the allocation of value to each entity is described as the “preliminary exchange value.”

Once ESB’s value was determined, how was value allocated between ESBA and the operating lessee Empire State Building Company, and why?

ESB has a two-tiered investment structure, so Duff & Phelps had to perform an additional allocation between ESBA and Empire State Building Company (“ESBC”). To do so, Duff & Phelps reviewed the organizational and related documents of each property entity and relied upon representations provided by Malkin Holdings, as described below. ESB is 2,846,860 square feet, which equates to 34.1% of the total square footage of all the properties proposed to be consolidated. ESB’s preliminary appraised value determined by Duff & Phelps is approximately $2.5 billion, or $885 per square foot, which equates to approximately 51% of the total value of all the properties proposed to be consolidated. After determining the value for ESB, Duff & Phelps allocated ESB’s value between ESBA and ESBC. Duff & Phelps is currently updating its valuation analysis, and the final Form S-4 will include the final exchange values.

Lawrence A. Wien and Peter L. Malkin organized ESB in a two-tier structure for a variety of reasons. While legally distinct from a joint venture, the structure has the economic attributes of a 50/50 joint venture (“JV”). The entities always functioned economically like a 50/50 JV, as described in Exhibit A. The details and benefits of this structure were addressed in our May 11 letter to you, and if you do not have this letter we will be happy to send you another copy. Briefly, the two-tier structure allows investors to avoid double taxation of distributions and general partner liability for building operations.

Duff & Phelps began its allocation analysis for two-tiered entities solely by using a method referred to as a discounted cash flow model (“DCF”). DCF modeling is a standard method utilized to determine value based on projections of future cash flows from the property. Because a dollar received today is more certain and valuable than a dollar you may get, say, in five years, those future cash flows are discounted and totaled and the valuer arrives at their present value. In its DCF method, Duff & Phelps assumed ESBC’s operating lease would eventually expire, and only the lessor would retain ESB and be responsible for the mortgage debt at the end of the lease.

When Malkin Holdings learned that Duff & Phelps was utilizing a DCF method which assumed an expiration of the operating lease, it told Duff & Phelps about ESB’s ownership’s original intent as determined by Lawrence A. Wien and Peter L. Malkin who purchased the property and created ESBA. Malkin Holdings told Duff & Phelps of the historical practice that the lessor and lessee have always been treated as an economic joint venture and of prior sales of other two-tier properties structured by Malkin Holdings.

The original sharing arrangement used by Duff was substantially different from sharing arrangements in connection with sales of other two-tiered properties created and supervised by Malkin Holdings. Allocations similar to the 50/50 JV format have been confirmed by independent valuers, approved by investors, and utilized to allocate sale proceeds in prior sales of properties supervised by Malkin Holdings. The prior sales are described in the preliminary Form S-4 in the section entitled “Reports, Opinions and Appraisals—Appraisal—Supervisor’s Reasons for Representation as to 50/50 Allocation.” Following this representation by Malkin Holdings that a 50/50 JV structure was the intent of the organizational documents, Duff & Phelps updated its allocation of value, using an allocation methodology that reflected the 50/50 JV nature of the arrangement between ESBA and ESBC.

What is the difference in value for ESBA between the 50/50 JV format and DCF modeling.

The differences between the 50/50 JV and the DCF models are set forth in the chart below and included on page 210 of the Form S-4 filed August 13.

Entity	Appraised Property Value		Debt Obligations	Cash for Improvements	Present Value of Supervisory Fees	Unpaid Cash Overrides	Total Exchange Value	Per $ 1,000 Original investment (after voluntary override for Empire State Building Associates L.L.C. and 250 West 57th Street Associates L.L.C.)
Empire State Building
Empire State Building Associates L.L.C. (Lessor)
JV	$1,300,500,000	(1)	$(109,750,000)	$23,513,228	$(4,820,943)	$0	$1,209,442,285	$33,085
DCF	$1,448,000,000		$(159,000,000)	$23,513,228	$(4,820,943)	$0	$1,307,692,285	$35,764
Empire State Building Company L.L.C. (Operating Lessee)
JV	$1,219,500,000	(1)	$(49,250,000)	$23,513,228	$(3,987,647)	$0	$1,189,775,581
DCF	$1,072,000,000		$0	$23,513,228	$(3,987,647)	$0	$1,091,525,581

(1)	Represents, for the joint venture method, the appraised property value determined by the independent valuer allocated 50% to ESBA and 50% to the operating lessee, after deducting the present value of the base rent from such appraised value and allocating such present value solely to ESBA.

As detailed in the table, the DCF model would have resulted in an exchange value for ESBA which was approximately $98.3 million higher in total, or $2,679 higher per $1,000 interest, in ESBA.

We believe the 50/50 JV model is appropriate for reasons which include:

•	It is consistent with the original intent of Mr. Wien and Mr. Malkin who created the investment and oversaw the drafting of the agreements;

•	It is consistent with independent valuations for allocation of sale proceeds from two-tier properties supervised by Malkin Holdings over the past decades; and

•	It reflects what Malkin Holdings believes would be achieved in an arms-length sale transaction.

Did the Malkin family profit from using the 50/50 JV model instead of the DCF model?

No.

The Malkin family will be allocated approximately 15.6% of consideration allocable to ESBA in the consolidation and approximately 6.7% of the consideration allocable to ESBC in the consolidation. As a result, under the DCF model, the Malkin family group would have been allocated approximately $8,700,000 more in exchange value from ESB than under the 50/50 JV model. Nevertheless, for the reasons explained above Malkin Holdings adhered to longstanding practice by recommending the 50/50 JV model even though it was against the Malkin family’s interests. Malkin Holdings believes that this creates the fair and correct result for all investors in ESB.

Once ESBA’s share was determined, how were values allocated to participants and Malkin Holdings?

After concluding the foregoing valuation process, the exchange value was allocated to ESBA’s participants and to the pre-existing override interests held by Malkin Holdings as defined by the governing organizational documents for that entity. This is how each individual investor’s ownership interest in the consolidation was determined, and this is how the Malkin family’s interests were determined.

One of the conditions for concluding the consolidation is the receipt of a fairness opinion from Duff & Phelps to the effect that the allocation of consideration in the consolidation is fair from a financial point of view to the participants in each entity.

Other Information

Our preliminary filing on Form S-4 details the material risks and conflicts of interest associated with the consolidation, IPO and portfolio sale. You should carefully review the sections entitled “Risk Factors” and “Conflicts of Interest” in the preliminary filing of the Form S-4 which has been filed with the SEC.

We hope it is helpful to share this information with you now, as you consider these matters. No action by you is required until the Form S-4 is declared effective by the SEC and the final consent solicitation documents are mailed to you. After such mailing, you will have at least 60 days to consider the proposals and to vote.

If you have any question, we would appreciate the opportunity to speak with you. You can contact us by telephone at 212-850-2695 or via e-mail at ncohen@malkinholdings.com. We look forward to continuing to communicate with you, and to addressing your questions, in the coming weeks as appropriate under the securities laws.

Sincerely,

MALKIN HOLDINGS LLC

/s/ Peter L. Malkin	/s/ Anthony E. Malkin
Peter L. Malkin	Anthony E. Malkin
Chairman	President

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Each of the three public entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C. (the “Companies”) and their agents and supervisor, and Empire State Realty Trust, Inc. (the “REIT”), Empire State Realty OP, L.P., and each officer and director of the Companies or of REIT may be deemed to be a participant in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in each Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the REIT’s Registration Statement on Form S-4, which have been filed with the SEC.

We urge you to review such Registration Statement on Form S-4 and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the SEC’s website at www.sec.gov.

Exhibit A

Please note the following:

•	The basic rent paid by ESBC to ESBA is presently fixed at $6,018,750 p.a. through January 4, 2013, and $5,985, 625 p.a. thereafter.

•	After ESBC pays basic rent, it receives a priority of $1,000,000 p.a.

•	All additional distributions from ESBC are split 50/50 to ESBC/ ESBA, with ESBA receiving its additional distributions in the form of 50% overage rent.

•	Any ESBC cost for building improvements is deducted before determining overage rent to ESBA, resulting in a 50/50 sharing by each of them in capital expense.

•	Agreement of ESBC and ESBA is required to mortgage ESB. Mortgaging ESBA alone without ESBC’s agreement for any more than a minor amount is impractical, if not impossible.

•	Any cost of financing ESB, including interest and amortization, is deducted before determining overage rent, resulting in a 50/50 sharing in debt service by each of ESBA and ESBC.

•

Agreement of ESBC and ESBA is required to sell ESB. ESBA can sell its separate interest in ESB, but that interest remains subject to the lease, and any buyer of ESBA’s position would be subject to ESBC’s rights as noted above.

[i]	Information on Duff & Phelps’ website is not part of this letter.